UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

SCHEDULE 13G


Under the Securities Exchange Act of 1934
(Amendment No. 3)

Conductus
(Name of Issuer)

COMMON STOCK
(Title of Class of Securities)

206784100
(CUSIP Number)

December 31, 2001
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to
which this Schedule is filed:
[     ]	Rule 13d-1(b)
[ X ]  	Rule 13d-1(c)
[     ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No.	206784100

1.                	NAME OF REPORTING PERSONS
               I.R.S. Identification Nos. of above
persons (entities only).
		Jon C. Baker


2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
		(a)
		(b)

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION
		Maryland

Number of	5.		SOLE VOTING POWER:
Shares				0
Beneficially
Owned by	6.		SHARED VOTING POWER:
Each				0
Reporting
Person With	7.		SOLE DISPOSITIVE POWER:
				0

8.		SHARED DISPOSITIVE POWER:
				0

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON:
		0

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES:

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
		0%

12.		TYPE OF REPORTING PERSON:
		IN
































ITEM 1.
	(a)	Name of Issuer:
		Conductus
		(b)	Address of Issuer's Principal Executive Offices:
			969 West Maude Avenue
			Sunnyvale, CA  94086

ITEM 2.
	(a)	Name of Person Filing:
		Jon C. Baker ("Baker")
		(b)	Address of Principal Business Office or, if none, Residence:
		Baker  - 1119 St. Paul St, Baltimore MD  21202
	(c)	Citizenship:
		Baker  - USA
	(d)	Title of Class of Securities:
		COMMON STOCK
(e)	CUSIP Number:
206784100

ITEM 3.	If this statement is filed pursuant to Sections 240.13d-1(b)
or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	[     ]	Broker or dealer registered under Section 15
of the Act (15 U.S.C. 78o).
(b)	[     ]	Bank as defined in Section 3(a)(6) of the
Act (15 U.S.C. 78c).
(c)	[     ]	Insurance company as defined in Section 3(a)(19)
of the Act (15 U.S.C. 78c).
(d)   [     ]	Investment company registered under Section 8
of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e)	[     ]	An investment adviser in accordance with
Section 240.13d-1(b)(1)(ii)(E);
(f)   [     ]	An employee benefit plan or endowment fund in
accordance with Section 240.13d-1(b)(1)(ii)(F);
(g)	[     ]	A parent holding company or control person in
accordance with Section 240.13d-1(b)(1)(ii)(G);
(h)	[     ]	A savings associations as defined in Section 3(b)
of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	[     ]	A church plan that is excluded from the definition
of an investment company under Section 3(c)(14)
of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	[     ]	Group, in accordance with
Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.	Ownership
(a)	Amount Beneficially Owned:
0
(b)	Percent of Class:
0%
	(c)	Number of shares as to which the person has:
(i)	sole power to vote or to direct vote:
0
(ii)	shared power to vote or to direct the vote:
0
(iii)	sole power to dispose or to direct the disposition of:
0
(iv)	shared power to dispose or to direct the disposition:
0

Item 5.  Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not Applicable

Item 8.  Identification and Classification of Members of the Group
	Not Applicable

Item 9.  Notice of Dissolution of Group
	Not Applicable




































Item 10.  Certification
(b)	The following certification shall be included if the
statement is filed pursuant to 240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



	02/14/2002
----------------------------------
	Date

  /s/ Jon C. Baker
----------------------------------
       Jon C. Baker












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